Exhibit 13


                        INVESTMENT REPRESENTATION LETTER

                                                                  March 24, 1980

Daily Income Extension Fund, Inc.
230 Park Avenue
New York, New York 10017

Dear Sirs:

         We are purchasing from you today 100,000 shares of your Common Stock, par value $.01 per share, at a price of $1.00 per share for a total purchase price of $100,000. Such shares are to be newly issued shares, and the shares so issued and sold to us are herein referred to as the "Stock".

         We recognize that the Stock would have to be the subject of a registration statement under the Securities Act of 1933 if an exemption under that Act were not applicable to the transaction and that the investment representation contained in this letter will be relied upon by you as the basis for such exemption.

         In consideration of your issuing and selling the stock to us, we hereby represent to you that the Stock is being acquired for investment and not with a present view to reselling or otherwise distributing the Stock or causing the Stock to be redeemed by you.

                                                     Very truly  yours,  REICH &
                                                     TANG, INC.

                                                     BY  /S/___________________